Exhibit 5

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

March 6, 2023

HomeTrust Bancshares, Inc.

10 Woodfin Street

Asheville, North Carolina 28801

Ladies and Gentlemen:

We have acted as special counsel to HomeTrust Bancshares, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by selling securityholders (the “Selling Securityholders”) of an aggregate of 1,374,646 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

The Shares were issued in a private placement to the Selling Securityholders in connection with the merger (the “Merger”) of Quantum Capital Corp., a Georgia corporation (“Quantum”), with and into the Company effective February 12, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Merger Agreement”), by and between the Company and Quantum. The Shares were a portion of the consideration paid under the Merger Agreement to the Selling Securityholders in exchange for the shares of common stock, par value $1.00 per share, of Quantum held by them immediately prior to the Merger.

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We also have assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, and corporate officers and other individuals on which we are relying and have made no independent investigations thereof.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this opinion. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

HomeTrust Bancshares, Inc.

March 6, 2023

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP
SILVER, FREEDMAN, TAFF & TIERNAN LLP